FOR RELEASE ON: March 14, 2019

CONTACT:	Robert Cherry, VP - Business Development & Investor Relations 608.361.7530 robert.cherry@regalbeloit.com

Regal Beloit Corporation Announces Louis V. Pinkham as New CEO

BELOIT, WI - Regal Beloit Corporation (NYSE: RBC) today announced that Louis V. Pinkham will become Regal’s Chief Executive Officer (CEO), effective April 1, 2019. Regal had previously announced that Mark J. Gliebe, Chairman and CEO, would retire from Regal after the appointment of his successor. Mr. Gliebe will continue to serve as Chairman of the Board until the annual meeting of Regal’s shareholders on April 30, 2019 and will not stand for re-election to the Board as a director. The Board of Directors of Regal has acted to appoint current Presiding Director, Rakesh Sachdev, to serve as the next Chairman of the Board, subject to his re-election at the 2019 annual meeting. Further, it is expected that Mr. Pinkham will be elected by the Board to serve as a director of the Company following the Company’s 2019 annual meeting.

Mr. Pinkham, age 47, is currently Senior Vice President for Crane Co. (a manufacturer of highly engineered industrial products). He joined Crane Co. in October 2012 as Group President, Fluid Handling. In 2014, he was named Senior Vice President, responsible for Fluid Handling and Electronics. In 2016, he was promoted to his current role as Senior Vice President with responsibility for three of Crane’s four reporting entities, including Aerospace & Electronics, Payment and Merchandising Technologies, and Engineered Materials. In addition, he has corporate responsibility for facilitating Crane Co.’s emerging market growth in the Middle East & Africa, India and China. Mr. Pinkham has announced his intention to resign his position with Crane Co., effective March 29, 2019.

Prior to joining Crane Co., Mr. Pinkham was Senior Vice President and General Manager of the Critical Power Solutions Division, Electrical Group at Eaton Corporation plc (a multinational power management company). From 2000 to 2012, he held successive and increasing roles of global responsibility at Eaton, including Vice President and General Manager, Low Voltage Components; General Manager, Electrical Group for North Asia based in China; and Managing Director of the Electrical Group based in Switzerland. Prior to joining Eaton, Mr. Pinkham held an Engineering and Quality Manager position at ITT Sherotec and a Process Design Engineer position with Molecular Biosystems, Inc.

Mr. Pinkham is a graduate of Duke University with a Bachelor of Science degree in Engineering, and he holds a Master of Engineering Management degree from Northwestern University’s McCormick School of Engineering and a Master of Business Administration degree from Northwestern University’s Kellogg Graduate School of Management.

Speaking on behalf of Regal's Board of Directors, Rakesh Sachdev said, "We are thrilled to welcome Louis to the Regal team. He is a proven executive having led businesses that have grown both organically and through acquisition. His commercial and technical experience with electrical, mechanical, software and digital technologies will help drive Regal’s innovation and growth initiatives.”

Mr. Sachdev continued, “We thank Mark for his outstanding contributions to Regal and wish him the very best in his retirement. Part of his legacy will be Regal’s culture, which will be carried forward by an outstanding management team.”

Added Mr. Pinkham, “It is an honor to be selected as Regal’s fifth CEO. I am joining a company that is performing well and has a strong foundation and positive momentum. Regal’s differentiated technology is exciting. It promises to deliver energy efficiency and help our customers improve the life-cycle value of their products in a connected world.”

Regal Beloit Corporation is a leading manufacturer of electric motors and controls, power generation products and power transmission products serving customers throughout the world. We create a better tomorrow by developing and responsibly producing energy-efficient products and systems.

Our company is comprised of three operating segments: Commercial and Industrial Systems, Climate Solutions and Power Transmission Solutions. Regal is headquartered in Beloit, Wisconsin and has manufacturing, sales and service facilities worldwide. For more information, visit RegalBeloit.com.